Exhibit 10.8
OPTION
TO PURCHASE REAL ESTATE
     Reesman Investment Corporation, a Nebraska Corporation, GRANTOR, whether one or more, for valuable consideration, hereby give and grant unto NEK-SEN Energy, LLC, GRANTEE, the option to purchase the following described real estate situated in Richardson County, Nebraska:
Approximately 90 acres containing the NE1/4 NW1/4 of Section 17, Township 1 North, Range 16, East of the 6th P.M., North of the railroad right of way line, the SE1/4 SW1/4 of Section 8, Township 1 North, Range 16, East of the 6th P.M., and that portion of the SW1/4 SE1/4 South of the terrace line and West of the main ditch as shown on the attached map;1st terrace west of the southeast cornerpost of the adjoining 40 acres west of the Reesman Ranch. [/s/WHR]
on the following terms and conditions:
     1. Term. GRANTEE has paid to GRANTOR the sum of $5,000.00, the receipt of which is hereby acknowledged for an option to purchase the above real estate until August 31, 2007. The option payments shall be credited against the purchase price if the option is exercised.
     2. Exercise of Option. GRANTEE shall exercise the option by giving GRANTOR written notice of its intent to purchase to GRANTOR, no later than August 31, 2007. Closing shall be within 60 days of the exercise of the option but not later than October 31, 2007 unless otherwise agreed to by the parties in writing.
     3. Purchase Price. The purchase price shall be the sum of $7,500.00 per acre as surveyed. GRANTEE shall pay the balance of the purchase price, less credits for all option payments to GRANTOR at closing, concurrently with delivery of the deed of conveyance from GRANTOR to GRANTEE.
     4. Survey. GRANTEE shall at its expense have the property surveyed prior to the exercise of the option and such surveyed description shall be substituted for the above description of the real estate. Total purchase price shall be based upon the acres shown on said survey.
NEK-SEN Energy, LLC Reesman Investment Corporation Option to Purchase Real Estate: 1

     5. Conveyance. GRANTOR shall convey the real estate with marketable title to GRANTEE by good and sufficient warranty deed, subject to existing roads and existing easements and rights of way of record and visible easements. GRANTEE shall pay the cost of title work and deed preparation. GRANTOR shall pay the cost of any document transfer tax. GRANTEE shall pay the cost of recording the Deed.
     6. Possession. GRANTEE shall receive possession of the subject premises from GRANTOR effective at closing.
     7. Taxes and Crop Expenses. GRANTOR shall pay all real estate taxes assessed for the year immediately prior to the date of closing of the option and all prior years. The GRANTEE shall pay all real estate taxes on the optioned portion of the property for the year in which the closing occurs unless closing is after GRANTOR received the crop or arrangements are made for GRANTOR to receive the crop in which case GRANTOR shall pay the real estate taxes for that year. If closing is at a time during the year such that GRANTOR has incurred expenses for the crop, but has not received its crop at the time of closing, GRANTEE shall reimburse GRANTOR for all such expenses, and shall pay all real estate taxes for the year in which closing occurs. Cost shall be reimbursed at actual expenses paid per acre on said land plus cost for field work per acre based on the most recent edition of Nebraska Farm Custom Rates published by the University of Nebraska Cooperative extension service.
     8. Title. GRANTEE shall obtain title insurance on the real estate at its expense. If GRANTOR is unable to provide marketable title within a reasonable time GRANTEE may elect to accept title in the condition it is in or cancel the contract and receive a complete refund of all option payments made.
     9. Failure of Option. Failure of GRANTEE to give notice of exercising option to purchase shall result in all payments made being retained by GRANTOR and all terms of this option regarding future obligations of GRANTOR will expire under the terms of this option.
     10. No Encumbrance. GRANTEE will not encumber the land in anyway, so long as title is in the GRANTOR.
     11. Notices. Any notice required hereunder shall be given to the parties hereto as follows:
NEK-SEN Energy, LLC Reesman Investment Corporation Option to Purchase Real Estate: 2

(a)	TO GRANTOR:	Reesman Investment Corporation
Ward H. Reesman, Jr.
6411 South 179th Street
Omaha, Nebraska 68135

(b)	TO GRANTEE:	NEK-SEN Energy, LLC
Gary Edelman
2324 T Rd.
Sabetha, Kansas 66534
Either party may change the address for notice by written notice to the other party under the provisions of this paragraph, and thereafter such amended address shall apply to any notices hereunder.
     12. Access to Grantee During Option Period. GRANTOR hereby grants to GRANTEE, its agents, representatives, contractors, and assigns access to the option property and so much of GRANTOR’s adjoining property as is reasonably necessary during the option period for the purposes of conducting surveys, soil borings and testing, test wells, engineering and architectural studies, environmental studies, and any other test or study as may be needed by GRANTEE to determine whether the site is suitable for the intended use. GRANTEE shall pay to GRANTOR reasonable damages to any growing crops caused by such actions for the benefit of GRANTEE.
     13. Stock Purchase Option. As additional consideration for the purchase of the above real estate GRANTEE grants to GRANTOR the Right to Purchase shares valued up to $200,000.00 of NEK-SEN Energy, Inc. at its initial public offering price. This price is indented to be approximately $1,000.00 per share. Such option shall be for a period of four (4) years from the date of the initial offering. Initial purchase must be for at least $25,000.00. After initial purchase, shares may be purchased one at a time. Purchases can be made at this price only until this option expires or $200,000.00 of shares have been purchased. The stock purchase option shall be assignable in whole or in part but any one shareholder shall be required to make an initial purchase of $25,000.00. The stock purchase option shall be given at time of closing on the purchase of the above real estate and is contingent upon GRANTEE exercising this option and closing on said real estate purchase. These options are instantly exercisable. The owner of these options has to be notified of any declared dividends prior to the dividend date. [/s/WHR]
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     14. 2032a Recapture. The parties recognize that be virtue of the real estate which this option to purchase includes was a part of the Estate of Ward H. Reesman who died on May 19, 1997 and that his estate and heirs elected what is know as a Section 2032A special use valuation election for Federal Estate Tax purposes and that if this option is exercised within the 10-year recapture period measured from the descendents death that there will be owed to the Internal Revenue Service an amount which is the excess of the estate tax liability that would have been incurred had the special use valuation procedure not been used over the actual estate tax liability based on the special use valuation. In other words, the maximum additional or “recapture” tax is the amount that the special use valuation had saved the estate which is called the “adjusted tax difference.” The additional tax on recaptured property is due on the day that is six months after the recapture event (premature disposition of the property). GRANTEE agrees that if it exercises its option to purchase that as part of the consideration here that it will additionally pay the “adjusted tax difference” plus any interest thereon up to maximum of $30,000.00. GRANTOR agrees to pay any amount over said $30,000.00. GRANTEE will receive in consideration therefore a release of any IRS lien on the property. GRANTEE further agrees to pay all legal and accounting fees incurred in obtaining the IRS Lien Release.
     15. Repurchase Right. If GRANTEE after exercise of the Option and prior to commencement of construction determines not to go forward with the project for construction of an ethanol plant, GRANTEE grants to GRANTOR the right to repurchase said property for the purchase price of $3,000.00 per acre. GRANTOR must repurchase the entire property under this repurchase. If GRANTEE gives Notice of GRANTEE’S intention not to commence construction to GRANTOR then GRANTOR shall have 30 days to notify GRANTEE of its intent to repurchase the property and 90 days from the date of the original Notice from GRANTEE to close the repurchase.
     16. Benefit. This option shall benefit and bind the parties hereto, their respective heirs, personal representative and assigns. This option is assignable.
     Executed this 9th day of May ,2006.
NEK-SEN Energy, LLC Reesman Investment Corporation Option to Purchase Real Estate: 4

REESMAN INVESTMENT CORPORATION,		NEK-SEN Energy, LLC, GRANTEE
A Nebraska Corporation, GRANTOR

By:	/s/ Ward H. Reesman	By:	/s/ Lonnie D. Goff

Ward H. Reesman, Jr.
	President	Title:	Vice President

STATE OF NEBRASKA	)
	)	SS
COUNTY OF RICHARDSON	)
     The foregoing instrument was acknowledged before me on May 9, 2006, by Ward H. Reesman, Jr., President of Reesman Investment Corporation, a Nebraska Corporation.

[Notary Stamp]
GENERAL NOTARY – State of Nebraska	/s/ Sharon Gilmore

SHARON GILMORE	Notary Public
My Comm. Exp. 4/17/2010

My Commission Expires:

April 17, 2010

NEK-SEN Energy, LLC Reesman Investment Corporation Option to Purchase Real Estate: 5

STATE OF KANSAS	)
	)	SS
COUNTY OF NEMAHA	)
     The foregoing instrument was acknowledged before me on May 15, 2006, by Lonnie D. Goff, of NEK-SEN Energy, LLC, a Kansas limited liability company.

[Notary Stamp]
NOTARY PUBLIC – State of Kansas	/s/ Gerald L. Howard
GERALD L. HOWARD	Notary Public
My Appt. Exp. April 5, 2010

My Commission Expires:

5 Apr 2010

NEK-SEN Energy, LLC Reesman Investment Corporation Option to Purchase Real Estate: 6